Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NXP Semiconductors N.V.

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-203192, No. 333-190472 and No. 333-172711) of NXP Semiconductors N.V. of our report dated February 26, 2016, with respect to the consolidated balance sheets of NXP Semiconductors N.V. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 20-F of NXP Semiconductors N.V.

Our report dated February 26, 2016 contains an explanatory paragraph that states that our audit of internal control over financial reporting of NXP Semiconductors N.V. excluded an evaluation of the internal control over financial reporting of Freescale Semiconductor, Ltd. including subsidiaries, which was acquired in December 2015.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

February 26, 2016